                                                                    Exhibit 99.1

                               POLYONE CORPORATION
                SUPPLEMENTAL INFORMATION FOR SECOND QUARTER 2003
                              ISSUED: JULY 29, 2003


PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving estimated and actual savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
(10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company;
(11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) a delay or inability to achieve targeted debt levels through divestitures or other means.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #703)

PRESENTATION OF FINANCIAL INFORMATION

PolyOne is a leading global polymer services company, which was formed on August 31, 2000 from the consolidation of The Geon Company and M.A. Hanna Company.

Below is supplementary commentary to the consolidated and business segment operating results for the three-month and six-month periods ended June 30, 2003 and 2002, respectively, released on July 29, 2003.

ECONOMIC ENVIRONMENT

PolyOne's North American sales trends historically have shown a general correlation with the U.S. Industrial Production Manufacturing Index, less the high-tech component. After a modest increase in the first half of 2002, the index started declining in the third quarter of 2002 and has continued the quarterly trend downward through the second quarter of 2003. On an annualized basis, this index for the second quarter of 2003 was below the second quarter of 2002 by approximately 2% and below the first quarter of 2003 by approximately 1%. (See index chart by using the following hyperlink to PolyOne's Web site: http://www.polyone.com/corp/invest/USIndustrialProduction.pdf)

Another indicator of the general competitive environment for many manufacturers, including PolyOne, is the capacity utilization statistic of the U.S. Industrial Production Manufacturing, less the high-tech component. During the 1990 - 1991
U. S. economic recession, the low point for capacity utilization was approximately 4% below the average for the last 20 years. In the second quarter of 2003, the capacity utilization was approximately 4% below the low point of the 1990 - 1991 recession and the lowest during the current economic downturn that began in the third quarter of 2000.

According to the July 2003 Consensus Forecasts, the EURO ZONE's estimated 2003 second quarter GDP growth was at an annual rate of 0.5% or the lowest in several years with no near-term upturn anticipated. For Asia, 2003 GDP growth is forecasted at 2.4% or approximately .2 percentage points above the 2002 GDP growth rate. The 2003 growth in Asia resumed during the second half of the 2003 second quarter after a downward trend in the first part of the second quarter due in part to the SARS illness.

TOTAL COMPANY RESULTS - 2Q03 VERSUS 2Q02

Second quarter 2003 sales of $650.9 million were $20 million or 3% lower than second quarter 2002. Each business segment reported sales decreases in the second quarter of 2003 compared to the same period a year ago. The International Plastic Compounds and Colors (PC&C) product group within the Performance Plastics business segment realized a 23% sales increase in the quarter, which included the effects of the December 2002 Transcolor acquisition and currency translation. Excluding the effects of the Transcolor acquisition and currency translation, the International PC&C sales decreased 5%.

PolyOne reported operating income of $10.8 million for the second quarter of 2003, a decrease of $10.8 million over the same period last year. In the second quarter, EBITDA was $29.2 million in 2003 and $40.2 million in 2002. Of the 2003 EBITDA decrease of $11.0 million, special items represented $3.2 million of the change. The special items in both second quarters primarily relate to restructuring initiatives. In addition to previously announced restructuring initiatives, the 2003 second quarter charge reflected the decision to close one additional plant and employee severance costs at our equity affiliate OxyVinyls. The 2003 second quarter $7.8 million decrease in EBITDA before special items was largely the result of a $6.7 million increase in the Resin & Intermediates (R&I) business segment, which was offset by decreases in the Performance Plastics business segment of $10.7 million and Elastomers and Performance Additives of $3.4 million. Within PolyOne's operating businesses (total Company excluding the R&I segment) the margin associated with lower sales volumes and lower product material margins, particularly in vinyl compounds, specialty resins and engineered films, more than offset benefits from the 2001-2002 strategic value capture initiatives plus approximately $7 million in cost savings from the staff reductions announced in January 2003 and favorable currency translation of approximately $1.5 million. In comparing the second quarter 2003 versus 2002, the 2001-2002 strategic value capture initiatives are estimated to have contributed $20 million to pre-tax earnings of which $5 million was from growth efforts and approximately $15 million from cost reduction programs. The largest cost reductions came from the initiatives to restructure our North American manufacturing operations and raw material sourcing programs.

Interest expense in the second quarter of 2003 of $17.3 million increased $6.0 million compared to the same quarter in 2002. The higher 2003 interest expense is primarily due to the issuance of $300 million of 10.625 percent unsecured senior notes during the second quarter of 2003.

In the second quarter of 2003, other expense, net totaled $3.5 million, an increase of $1.7 million over the same period in 2002. The 2003 other expense includes a purchase premium of $.8 million on the early buy-back and retirement of a portion of the unsecured senior notes maturing in September 2003. The early retirement of these unsecured senior notes will lower the third quarter interest expense and results in overall $0.4 million net cash saving to PolyOne.

The effective income tax rate benefit on the loss from continuing operations for the second quarter 2003 was 39.4% and expense on income from continuing operations of 39.8% for the second quarter of 2002.

The second quarter 2003 net loss was $6.0 million versus a net income of $6.1 million in the second quarter of 2002. The 2003 loss included special charges after-tax of $2.3 million compared to 2002 charges of $0.5 million.

COMMENTARY ON BUSINESS SEGMENT OPERATING RESULTS 2Q03 VERSUS 2Q02

See Exhibit 2 issued with the earnings release for business segment information referred to in the commentary below.

PERFORMANCE PLASTICS had second quarter 2003 sales of $460.5 million, a decrease of $5.8 million versus the second quarter 2002. Excluding the impact of foreign currency and the Transcolor acquisition, the decrease was $31.0 million, or 7%. A breakdown of the 2003 second quarter segment sales, by primary product group, is as follows:

                      PERFORMANCE PLASTICS SALES AND VOLUME

                                                          Three Months Ended June 30,
                                                                 2003 vs. 2002
                                              ----------------------------------------------------
                                                  2003             2003               2003
                                                 Sales $         Sales $         Shipment Lbs.
                                                  % of           % Change          % Change
                                                  Total          vs. 2002          vs. 2002
                                              --------------  ---------------  -------------------
North American PC&C:
        Vinyl Compounds                              36%            -4%              -13%
        Colors and Additives                         10%           -13%               -9%
        Engineered Materials                          7%           -17%              -21%
International PC&C                                   25%            23%               12%
Specialty Resins and Formulators                     14%            -7%              -11%
Engineered Films                                      8%           -12%              -12%
                                              --------------  ---------------  -------------------
   Performance Plastics                             100%            -1%              -12%

The only product group to report sales growth in the 2003 second quarter was International PC&C, which benefited $11.0 million from the December 2002 acquisition of Transcolor and approximately $14.2 million from favorable Euro to U.S. dollar currency exchange. Before the effects of the Transcolor acquisition and currency translation, the 2003 second quarter International PC&C sales were 5% below the 2002 second quarter and volume was down 2% for the same period. The lower North American PC&C Vinyl Compounds sales were due to 13% lower volumes, much of which was offset by higher average selling prices. The lower Vinyl Compounds volume was led by the weakness in the wire and cable market. The North American PC&C Colors and Additives sales volume decrease was across all markets, except for Pipe and Fittings, and while selling prices increased in most markets the sales mix resulted in an overall lower average selling price per pound. The decrease in North American PC&C Engineered Materials sales was primarily due to lower pounds shipped in all markets except Pipe & Fittings and Wire & Cable which was partially offset by increased selling prices in most markets and a sales mix that resulted in an overall higher average selling price per pound. In the Specialty Resins and Formulators product group, the lower sales volumes (Specialty Resins down 15% and Formulators down 6%) were partially offset by increased average selling prices in both Specialty Resins and in Formulators. For Engineered Films both the custom and automotive operations reported lower 2003 second quarter sales with approximately three-quarters of the decrease in automotive, primarily as the result of lower automotive industry sales and lower sales on specific platform programs where our material has been specified.

EBITDA before special items in the second quarter of 2003 was $22.0 million, a decrease of $10.7 million compared to the second quarter of 2002. The decrease in EBITDA before special items resulted from the margin associated with the lower sales, margin compression in North American PC&C Vinyl Compounds, Specialty Resins and Engineered Films due to the impact of higher PVC resin and VCM costs and was partially offset by lower costs from restructuring initiatives and favorable currency translation of $1.5 million. The second quarter 2003 U.S. industry average PVC resin selling price was approximately 8.5 cents per pound or 25% above the same period in 2002.

ELASTOMERS AND PERFORMANCE ADDITIVES sales were $87.5 million in the second quarter of 2003, an $8.3 million or 9% decrease compared to the same quarter in 2002. The 2003 second quarter shipment volume in pounds was down 10% versus 2002. In the second quarter of 2003 compared to 2002, elastomer compounding sales (excludes rolls and additives) decreased $7.8 million. Contributing to the sales decrease was weak industrial and automotive industry production levels.

EBITDA before special items in the second quarter of 2003 was $4.2 million or $3.4 million below the same quarter in 2002. The decrease resulted from lost margin associated with lower sales levels and lower average margins resulting from energy-related raw material costs outpacing increases in selling prices.

DISTRIBUTION sales in the second quarter of 2003 were $133.1 million, 3% below the same quarter in 2002. The shipment volume in pounds when comparing the same periods was down 15% in 2003. For the 2003 second quarter versus the comparable period in 2002, U.S. and Canada sales increased by 1% but were more than offset by a decrease in sales in Mexico.

EBITDA before special items in the second quarter of 2003 was $3.2 million, or $1.4 million below second quarter of 2002. The 2003 decrease in EBITDA before special items is primarily due to the lost margin resulting from lower sales volumes partially offset by lower selling and administrative costs.

R&I EBITDA before special items, consisting of equity income from joint ventures, allocated overhead support cost and costs associated with past operations was $7.5 million for the second quarter of 2003, or $6.7 million higher than the second quarter of 2002. PolyOne's share of equity earnings before special items in the second quarter of 2003 compared to the same quarter in 2002 increased from OxyVinyls by $0.8 million and from SunBelt by $6.9 million.

OxyVinyls second quarter earnings in 2003 versus 2002 benefited from higher average industry PVC resin selling prices of approximately 8.5 cents per pound. However, most of the benefit from higher average resin selling prices plus higher caustic soda selling prices was offset by lower PVC resin sales volumes, increased ethylene and chlorine costs and higher energy costs. Comparing the quarters the average industry spread of resin selling prices over ethylene and chlorine costs increased by approximately 0.5 cents per pound. The 2003 first quarter run-up in higher natural gas costs continued into the second quarter and averaged approximately $2 per million BTU's above the same quarter in 2002. The SunBelt earnings improvement was primarily driven by higher average selling prices of chlorine of approximately $145 per ton and of caustic soda of $45 per ton in the second quarter of 2003 versus the same period a year ago.

OTHER consists primarily of corporate governance costs that are not allocated to business segments and inter-segment profit elimination. EBITDA before special items was an expense of $4.3 million in the second quarter of 2003 compared to an expense of $5.3 million in the same quarter of 2002. The second quarter inter-segment elimination of profit in inventory in 2003 was $0.8 million versus $2.0 million in 2002.

TOTAL COMPANY RESULTS - 2Q03 VERSUS 1Q03

Second quarter 2003 sales of $650.9 million were $5.4 million or 1% higher than first quarter 2003. The typical seasonal sales growth in the second quarter over the first quarter was not realized in 2003 due to continued weak economic demand, which led many customers to reduce inventories after having built them in the first quarter. Below is a table summarizing the sales and pound volume changes, for the second quarter 2003 versus first quarter 2003, by business segment and major product group within the Performance Plastics business segment.

                                                               2Q03 versus 1Q03
                                                     -------------------------------------
                                                           2Q                  2Q
                                                        Sales $          Shipment Lbs.
                                                        % Change           % Change
                                                         vs. 1Q              vs. 1Q
                                                     ---------------   -------------------
Performance Plastics:
      North American Plastic PC&C:
         Vinyl Compounds                                    8%                 2%
         Colors and Additives                              -9%                -6%
         Engineered Materials                              -6%                -6%
      International PC&C                                    6%                 6%
      Specialty Resins and Formulators                      1%                 1%
      Engineered Films                                      0%                 1%
                                                     ---------------   -------------------
  Total Performance Plastics                                3%                 1%
Elastomers and Performance Additives                       -7%                -9%
Distribution                                               -2%                -8%
                                                     ---------------   -------------------
       Total                                                1%                -2%

In the second quarter, Performance Plastics was the only segment to grow sales, with an increase of $12.9 million or 3%. Within the Performance Plastics segment, sales increases were realized in North American PC&C Vinyl Compounds, International PC&C and Specialty Resins and Formulators. The International PC&C second quarter volume increase of 6% was encouraging as both European and Asian operations grew at comparable rates.

PolyOne's operating income of $10.8 million for the second quarter 2003 compared to an operating loss of $16.2 million in the previous quarter. In the 2003 second quarter, EBITDA was $29.2 million versus $2.3 million in the 2003 first quarter. The special items expense included in EBITDA was $3.4 million in the 2003 second quarter and $26.6 million in the 2003 first quarter. The special items in both quarters largely consisted of restructuring costs. The 2003 second quarter $3.7 million increase over the previous quarter in EBITDA before special items was primarily the result of a $2.5 million increase in the Performance Plastics segment and an increase of $3.4 million in the R&I segment, partially offset by decreases in the Elastomers and Performance Additives and Distribution segments. The earnings improvement in the Performance Plastics segment was largely driven by lower overhead costs and favorable currency translation of approximately $0.5 million. The improved earnings in the R&I segment were due to higher OxyVinyls earnings of $2.8 million and higher SunBelt earnings of $1.6 million and benefited from higher selling prices and margins that were partially offset by lower shipments at OxyVinyls. When comparing the quarters the cumulative benefit from 2001-2002 strategic value capture initiatives was approximately the same, with approximately $3 million of additional cost savings from the staff reductions announced in January 2003.

The second quarter 2003 net loss was $6.0 million versus a net loss of $19.3 million in the first quarter of 2003. The 2003 net loss included special items after-tax expense of $2.3 million compared with the 2003 first quarter expense of $16.2 million.

TOTAL COMPANY RESULTS - YTD 2003 VERSES 2002

For the six months ended June 30, 2003, sales were $1,296.4 million, which was $29.2 million, or 2% above the same period in 2002. Below is a table summarizing the sales breakdown and the sales and volume changes for the 2003 and 2002 six-month periods ended June 30.


                                                                Six Months Ended June 30,
                                                                      2003 vs. 2002
                                                  -------------------------------------------------------
                                                       2003             2003                2003
                                                     Sales $           Sales $          Shipment Lbs.
                                                       % of           % Change            % Change
                                                      Total           vs. 2002             vs. 2002
                                                  ---------------  ----------------  --------------------
Performance Plastics:
      North American Plastic PC&C:
         Vinyl Compounds                                 25%              0%                    -5%
         Colors and Additives                             7%             -4%                     1%
         Engineered Materials                             5%             -8%                   -13%
      International PC&C                                 17%             31%                    19%
      Specialty Resins and Formulators                   10%             -3%                    -7%
      Engineered Films                                    6%             -8%                    -5%
                                                  ---------------  ----------------  --------------------
  Total Performance Plastics                             70%              4%                    -3%
Elastomers and Performance Additives                     14%             -3%                    -1%
Distribution                                             21%              4%                    -4%
Other                                                    -5%              -                      -
                                                  ---------------  ----------------  --------------------
       Total                                            100%              2%                    -3%

For the first six months of 2003, Performance Plastics and Distribution both reported sales growth over the same 2002 period. Within Performance Plastics, the International PC&C sales increase of 31% benefited $21.4 million from the December 2002 acquisition of Transcolor and approximately $30 million from favorable Euro-to-U.S. dollar currency exchange. Before the effects of the Transcolor acquisition and currency translation, the 2003 first six months International PC&C sales were flat with the 2002 same period, while volume increased 4% during the period. North American PC&C Color and Additives selling prices for the first six months of 2003 versus the same period in 2002 increased; however, the sales mix resulted in a lower average selling price per pound. For the six months ended June 30, the 2003 versus 2002 Engineered Films sales decrease was largely in the automotive operations due to lower automotive industry sales and the transitioning of platform programs.

PolyOne had an operating loss of $5.4 million in the first six months of 2003 versus operating income of $26.0 million in the same 2002 period. In the first six months of 2003 EBITDA was $31.5 million versus $62.4 million on a comparable basis. For the six months ended June 30, the 2003 special items in EBITDA, consisting primarily of restructuring costs and losses on divestments, were expense of $30.0 million versus expense of $3.4 million for the same period in 2002. For the six month period, the 2003 versus 2002 decrease in EBITDA before special items of $4.3 million primarily resulted from a decrease in Performance Plastics of $17.9 million and a decrease in Elastomers and Performance Additives of $3.6 million, which was partially offset by an increase in the R&I segment of $16.1 million. The earnings decreases in Performance Plastics and Elastomers and Performance Additives largely were due to higher material costs that have not been fully recovered in higher selling prices and lower sales volumes. The margin compression was most severe in the North American PC&C Vinyl Compounds, Specialty Resins and Engineered Films operations. The improvement in the R&I segment resulted from higher OxyVinyls earnings of $4.2 million and higher SunBelt earnings of $12.3 million, due largely to increased selling prices and margins which were partially offset by increased natural gas costs. When comparing the six-month periods, 2003 benefited from the 2001-2002 strategic value capture initiatives of approximately $41 million plus approximately $11 million in cost savings from the staff reductions announced in January 2003 and favorable currency translation of approximately $2.8 million.

Interest expense in the first six months of 2003 of $29.8 million increased $10.0 million compared to the same period in 2002. The higher 2003 interest expense primarily is due to the issuance of $300 million of 10.625 percent unsecured senior notes in the second quarter of 2003 and the issuance of $200 million of 8.875 percent unsecured senior notes in the second quarter of 2002.

In the first six months of 2003, other expense, net totaled $6.6 million, an increase of $2.2 million over the same period in 2002. The 2003 other expense includes a purchase premium of $.8 million on the early buy-back and retirement of a portion of the unsecured senior notes maturing in September 2003.

The effective income tax rate benefit on the loss from continuing operations for the first six months of 2003 was 39.0% compared with expense on the income from continuing operations of 39.1% for the same period in 2002.

The net loss for the six months ended June 30, 2003 was $25.3 million versus a net loss of $51.2 million in the comparable 2002 period. The 2003 loss included special after-tax charges of $18.5 million compared to 2002 charges of $2.8 million.

CAPITAL RESOURCES AND LIQUIDITY

As of June 30,2003, PolyOne had existing facilities to access available capital resources (receivables sale facility, secured revolving credit facility, uncommitted short-term credit lines and senior unsecured notes and debentures) totaling approximately $1,051.8 million. As of June 30, 2003, the Company had utilized approximately $944.2 million of these facilities (long-term debt of $853.1 million, short-term debt of $1.0 million, capital leases of $0.1 million and receivables sold of $90.0 million), including $836.5 million of senior unsecured notes and debentures, of which $53.7 million is payable in September 2003 and, therefore, is classified as a current liability.

Of the capital resource facilities available to PolyOne as of June 30, 2003, the portion of the receivables sale facility that was actually sold provided security in connection with the transfer of ownership of these receivables. Each indenture governing our senior unsecured notes and debentures and our guarantee of the SunBelt notes allows for a specific level of secured debt, above which security must be provided on each such indenture. The receivables sale facility does not constitute debt under the covenants associated with the senior unsecured notes and debentures. As of June 30, 2003, the Company sold accounts receivable of $90.0 million and had guaranteed unconsolidated equity affiliate debt of $91.4 million for SunBelt.

On May 6, 2003, PolyOne completed a debt refinancing. The refinancing provides the necessary liquidity to repay senior debt that matures in September 2003, and to support normal operations and fund previously announced restructuring initiatives intended to improve earnings. As part of this comprehensive refinancing, we issued $300 million of 10.625% unsecured senior notes, entered into a new three-year $225 million receivables sale facility, and amended and restated the revolving credit facility. The 10.625% unsecured senior notes rank equally with all other senior unsecured indebtedness. The new receivables sale facility replaced the former receivables sale facility. The security that had been extended in February 2003 to our existing senior notes and debentures and our guarantee of the SunBelt notes terminated as part of the debt refinancing. Security was granted under the terms of the 2003 amended and restated revolving credit agreement. As of June 30, 2003, PolyOne's secured borrowings were not at levels that would trigger the security on the public indentures.

On May 6, 2003, PolyOne also amended and restated our revolving credit facility. As amended and restated, it has a three-year term and provides for up to $50.0 million in borrowings. However, the maximum amount that may be borrowed is limited to 95% of the amount that may be borrowed and secured under the revolving credit facility without triggering the security provisions of the indentures governing the existing senior unsecured notes and debentures. The amended and restated revolving credit facility makes available up to $35.0 million for the issuance of standby letters of credit. Obligations under the revolving credit facility are secured by substantially all domestic intellectual property and inventory and some of the domestic real property.

PolyOne's amended and restated revolving credit facility and the new receivables sale facility require, among other things, compliance with interest coverage and borrowed debt-to-adjusted EBITDA earnings ratios. Further, the financing arrangements limit payments for purposes such as capital expenditures, acquisitions and dividends. The following table summarizes the defined financial covenant ratios for the remainder of 2003 under the amended and restated revolving credit facility and the new receivables sale facility:

                                                             Borrowed
                                                             Debt-to-
                                         Interest            Adjusted
                                         Coverage             EBITDA
                                          Ratio                Ratio
                                        (Minimum)            (Maximum)
                                     -----------------  -------------------
Agreement compliance
   Second quarter of 2003                   None               None
   Third quarter of 2003                    1.00              11.00
   Fourth quarter of 2003                   1.00               9.00

On May 6, 2003, PolyOne terminated its former receivables sale facility and entered into a new receivables sale facility. Under the terms of the agreement governing the new facility, the Company is allowed to sell accounts receivable and realize proceeds of up to $225.0 million. However, the maximum amount of proceeds that may be received is limited to 85% of the amount of eligible domestic accounts receivable sold. The new receivables sale facility also makes available up to $50.0 million for the issuance of standby letters of credit. Although the former receivables sale facility contained a provision that would allow the purchasers of the accounts receivable to terminate the facility if senior debt ratings fell below specified levels, the new receivables sale facility does not contain such a provision.

The realization of profitable operations will be important to (1) maintaining the existing levels of available capital resources, (2) any refinancing of a portion of the existing capital resources, and (3) the execution of our announced restructuring initiatives. The sum of EBITDA and special items totaled approximately $124 million in the year 2002. In the first six months of 2003 the sum of EBITDA and special items totaled $61.5 million or $4.3 million below the comparable amount in 2002. EBITDA must cover expenditures for financing costs (interest expense and discount on sale of accounts receivable, which are projected to be approximately $39 million in the second half of 2003 and $71 million for the full year), spending associated with restructuring, cash taxes, capital expenditures and cash to fund sales growth through increased working capital requirements. Cash spending for the restructuring initiatives to-date (North American PC&C manufacturing improvements, business unit initiatives and the recent selling and administrative cost-reduction program) are projected to be approximately $17 million in the last six months of 2003 and approximately $40 million for the year. Capital expenditures for the year 2003 are projected to be approximately $40 million. In December 2002, PolyOne announced that the Company would suspend the payment of dividends commencing in the first quarter of 2003.

PolyOne currently estimates minimum annual funding requirements for our qualified defined benefit pension plans of approximately $1 million in 2003 and $5 million in 2004. Market asset performance in 2003 will impact the final minimum funding requirements in 2005. An assumed 8.75% long-term rate of return on pension assets in 2003, combined with the minimum contributions required in 2003 and 2004, would produce a projected minimum funding requirement by September 15, 2005 of approximately $45 million (each 1% return on asset variance in 2003 from 8.75% impacts the 2005 minimum funding by approximately $1 million). However, PolyOne intends to continue funding in excess of the minimum required for the qualified defined benefit pension plans during calendar 2003 and 2004, which would reduce any otherwise required funding by September 15, 2005.

Based on our current projected operations, PolyOne believes the Company should be able to continue to manage and control working capital, discretionary spending and capital expenditures; and that cash flow generated from operations, along with the new senior debt and borrowing capacity under the revised revolving credit facility and new receivables sale facility, should be adequate to fund our operations and to meet our debt service requirements.

CASH FLOW AND WORKING CAPITAL

For the three and six months ended June 30, 2003 operating activities utilized cash of $137.2 million and $171.8 million, respectively. Before changes in the level of accounts receivable sold, operating activities utilized cash of $31.1 million in the second quarter of 2003 and utilized cash of $101.9 million in the first six months of 2003. Commercial working capital (trade accounts receivables before receivables sold plus FIFO inventories less accounts payables) increased $15.8 million in the 2003 second quarter and increased $73.7 million in the six months ended June 30, 2003 from the seasonally low 2002 year-end levels. Cash funding of restructuring initiatives was $11.0 million in the second quarter of 2003 and $23.0 million in the first six months of 2003. In the second quarter of 2003, the level of accounts receivable sold decreased $106.1 million following the May 2003 debt refinancing.

Investing activities for the three and six moths ended June 30, 2003 utilized cash of $65.9 million and $63.1 million, respectively. Before the increase in restricted cash, the investing activities utilized cash of $12.2 million in the 2003 second quarter and $9.4 million in the first six months of 2003. Cash spending included capital expenditures for the 2003 second quarter of $9.9 million and $16.1 million year-to-date. Also, the six months year-to-date includes spending for businesses acquired of $15.8 million and proceeds from the sale of assets of $22.6 million. The May 2003 debt refinancing resulted in restricted cash for the payment of the unsecured senior debt maturing in September 2003. As of June 30, 2003 the cash restricted for future debt repayment was $53.7 million.

Cash provided by financing activities during the second quarter of 2003 was $214.4 million and in the first half of 2003 was $255.9 million primarily reflecting the issuance of $300 million of 10.625% unsecured senior notes. Following the May 2003 debt refinancing approximately $34 million of the unsecured senior debt that matures in September 2003 was retired early. No dividends were paid in the first half of 2003.

The table below is a reconciliation of the change in PolyOne's defined Commercial Working Capital between the Balance Sheet Change and Statement of Cash Flows. Under GAAP, the balance sheet is translated at the month-end currency exchange rate. The cash flow uses an average period rate and excludes non-cash currency translation.

                 COMMERCIAL WORKING CAPITAL (CWC) RECONCILIATION
                                 ($ IN MILLIONS)
                                    JUNE 2003

         BALANCE SHEET CHANGE                                                           CASH FLOW CHANGE
    -------------------------------                                               -----------------------------

         QTR              YTD                 PER FINANCIAL STATEMENTS                QTR             YTD
    --------------    -------------                                               ------------    -------------
     $    93.3         $  133.5     Trade Accounts Receivable                       $   87.4       $   125.1
          (4.0)            32.0     Inventories                                         (8.1)           26.0
          30.0            (27.4)    Accounts Payable                                    33.9           (22.3)
    --------------    -------------                                               ------------    -------------
         119.3            138.1                                                        113.2           128.8
           -                -       Cumulative Currency Translation                      6.1             9.3
    --------------    -------------                                               ------------    -------------
         119.3            138.1                                                        119.3           138.1
                                    ADJUSTMENTS:
        (103.5)           (64.4)    Receivable Securitization and Lifo Reserve        (103.5)          (64.4)
    --------------    -------------                                               ------------    -------------
                                    COMMERCIAL WORKING CAPITAL
      $   15.8         $   73.7         INCREASE (DECREASE)                         $   15.8        $   73.7
    ==============    =============                                               ============    =============

                           CWC COMPONENTS AND MOVEMENT
                                 ($ IN MILLIONS)

                                                              Second         Year-to-
        June 30,                                              Quarter          Date
         2003                                                  2003            2003
        Balance                                               Change          Change
    --------------                                          ------------    -----------
                      Trade Accounts Receivable before
        $387.8        Receivables Sold                         $(12.8)          $63.5
         315.1        FIFO Inventories                           (1.4)           37.6
        (269.4)       Accounts Payable                           30.0           (27.4)
    --------------                                          ------------    -----------
        $433.5             Total                                $15.8           $73.7
    ==============                                          ============    ===========

The days of trade receivables outstanding at June 30, 2003 was approximately 54 days or 1.4 days below the March 31, 2003 level. Days of inventory at June 30, 2003 were approximately 53 days or nearly 2 days above the 2003 March month-end level, due to weak demand at the end of the second quarter. The June 30, 2003 accounts payables were $30 million below March 31, 2003.

OTHER

INCOME TAX BENEFIT OF YEAR-TO-DATE LOSSES

The effective income tax benefit on the loss from continuing operations was 39.4% for the second quarter of 2003 compared with expense of 39.8% on income from continuing operations for the second quarter of 2002. For the first six months of 2003, the effective income tax benefit on the loss from continuing operations was 39.0% versus an expense on income from continuing operations of 39.1% in the same period in 2002. The tax benefit recorded on domestic losses was $9.0 million in the 2003 second quarter and $24.2 million in the first half. PolyOne has recognized the 2003 domestic tax benefit after considering its projected full year earnings for 2003 and its intended plan and ability to generate domestic earnings through the payment of dividends from foreign subsidiaries. The plan to distribute foreign dividends to the parent company would streamline the foreign subsidiaries cash management and capital structure and have no significant impact on PolyOne's overall liquidity. Any foreign dividends will result in higher recorded income tax expense because of the inability to utilize foreign tax credits.

ANNUAL GOODWILL IMPAIRMENT ASSESSMENT

Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," requires each company to establish an annual measurement date for assessing any impairment of goodwill. PolyOne's annual measurement date is July 1. SFAS No. 142 requires a "phase one" valuation of each reporting unit to determine if its fair value exceeds its book carrying value, thereby resulting in no impairment of goodwill. Where a reporting unit's fair value does not exceed the book carrying value, then a more detailed "phase two" valuation is required to quantify the goodwill impairment.

As of June 30, 2003, PolyOne had recorded goodwill on the balance sheet totaling $444.5 million. Most of the goodwill is associated with three identified reporting units - Plastic Compounds and Colors ($270.5 million), Specialty Resins and Formulators ($59.7 million) and Elastomers and Performance Additives ($111.9 million). We have begun the required "phase one" assessments by engaging a third party valuation expert to value the three reporting units noted above. The "phase one" work of the valuation experts has not yet been completed. Should any goodwill impairment result from this assessment, it would be recorded against 2003 third quarter earnings. Further, should an impairment of goodwill be recorded in the third quarter, it would have no impact on PolyOne's required financial ratios under the receivables sale facility and the revolving credit facility. However, the available borrowings under the revolving credit facility would effectively be reduced by 10% of any after-tax impairment write-off.

WELVIC DISPOSITION

In July 2003, Welvic Australia Pty Ltd (Welvic) agreed to sell effective September 1, 2003 its net operating assets to Orica Ltd. Welvic is an Australian vinyl custom compounding joint venture between PolyOne (37.4% ownership interest) and Orica Ltd. Following the sell of assets, Welvic will be liquidated. Through the sale of operating assets and liquidation, PolyOne estimates it will realize approximately $2.5 million of cash, which approximates its book carrying value.

RECLASSIFICATION

In December 2002, PolyOne sold its 70% interest in So.F.ter S.p.A. an Italian compounder of thermoplastic materials. With the sale, all historical operating results of this business have been reported separately as a discontinued operation. The business was previously included within PolyOne's Performance Plastics business segment.

                                                                      Exhibit 1

                      Summary of Special Items (Unaudited)
                                  (In millions)

                                                                                    Three Months             Six Months
                                                                              ------------------------    ---------------
                                                                               2Q03     1Q03      2Q02     1H03      1H02
                                                                              -----    -----     -----    -----     -----
Employee separation and plant phase-out costs(1)                              $(2.1)   $(24.9)   $   -   $(27.0)    $(0.9)

Period plant phase-out costs incurred(2)                                       (0.3)    (0.9)     (0.1)    (1.2)     (0.2)
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and cumulative effect of a change in accounting(3)                        (1.0)    (0.8)     (0.1)    (1.8)     (0.8)
Loss on divestiture of equity investment(4)                                       -        -         -        -      (1.5)
                                                                              -----    -----     -----    -----     -----
    Subtotal - impact on EBITDA (expense)                                      (3.4)   (26.6)     (0.2)   (30.0)     (3.4)

Plant phase-out accelerated depreciation(2)                                       -        -      (0.5)       -      (1.0)

                                                                              -----    -----     -----    -----     -----
    Subtotal - impact on operating (expense)                                   (3.4)   (26.6)     (0.7)   (30.0)     (4.4)

Loss on sale(5)                                                                (0.2)       -         -     (0.2)        -

                                                                              -----    -----     -----    -----     -----
    Total  - impact on pre tax (expense)                                       (3.6)   (26.6)     (0.7)   (30.2)     (4.4)

Income tax benefit                                                              1.3     10.4       0.2     11.7       1.6
                                                                              -----    -----     -----    -----     -----
    Total - after tax (expense) before discontinued
         operations and cumulative effect of a change
         in accounting                                                        $(2.3)   $(16.2)   $(0.5)   $(18.5)   $(2.8)
                                                                              =====    =====     =====    =====     =====


(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives. The 2003 expense relates to the January 16, 2003 announcement to reduce approximately 400 staff personnel, the March 26, 2003 announcement to exit an Engineering Films plant, the June 2003 decision to close the Fort Worth plant and the second quarter reversal of restructuring costs provided for in prior years. The 2002 expense was associated with the consolidation of certain activities related to the Formulator operations in the Performance Plastics business segment.

(2) These are plant and phase-out costs associated with the 2001 Geon restructuring initiatives that are to be recognized as period costs versus when the restructuring initiative was approved. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. Included in the initiatives was the closing of excess manufacturing capacity of the Elastomers business and establishing centers of manufacturing excellence within the North American Plastics Compounds and Colors operations. This resulted in several announcements in 2001 that former Geon plants and Hanna plants would be closed. The initiatives also included the termination of corporate and other positions at Geon and former Hanna locations. These plans and activities related to the former Geon plants and personnel were finalized and approved during 2001.

(3) The second quarter 2003 expense relates to employee severance costs associated with a personnel reduction undertaken by OxyVinyls. In addition, the 2003 first six months expense includes a charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." The 2002 costs include PolyOne's share of OxyVinyls employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant in December 2001.

(4) Includes the 2002 first quarter loss on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation.

(5) This is the loss recorded for the sale of our European vinyl compounding business.

                                                                       Exhibit 2


                    Business Segment Information (Unaudited)
                                  (In millions)

Senior management uses operating income before special items and EBITDA before special items to assess performance and allocate resources to business segments. For a reconciliation from operating income to operating income before special items to EBITDA before special items and EBITDA to EBITDA before special items, see the following table. Operating income before special items and EBITDA before special items are non-GAAP measures and should not be considered an alternative to any other measure of performance in accordance with GAAP. Senior management presents operating income before special items and EBITDA before special items when discussing the results of operations of the business segments because senior management believes such measures are useful in assessing the underlying earnings power and operating cash flows of each business segment. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items.

Accordingly, senior management believes that excluding special items provides insight into the underlying results of operations of each of PolyOne's business segments. Operating income before special items and EBITDA before special items may not be comparable to financial performance measures presented by other companies.




                                                                         Quarters                               Year-to-Date
                                                        --------------------------------------------     ---------------------------
                                                           2Q03            1Q03            2Q02             2003            2002
                                                        ------------    ------------    ------------     -----------     -----------
Sales:
    Performance Plastics                                    $ 460.5         $ 447.6         $ 466.3         $ 908.1         $ 873.0
    Elastomers & Additives                                     87.5            94.0            95.8           181.5           187.5
    Distribution                                              133.1           135.9           137.6           269.0           258.0
    Resin & Intermediates                                         -               -               -               -               -
    Other                                                     (30.2)          (32.0)          (28.8)          (62.2)          (51.3)
                                                        ------------    ------------    ------------     -----------     -----------
                                                            $ 650.9         $ 645.5         $ 670.9        $1,296.4       $ 1,267.2
                                                        ============    ============    ============     ===========     ===========


EBITDA before special items:
    Performance Plastics                                     $ 22.0          $ 19.5          $ 32.7          $ 41.5          $ 59.4
    Elastomers & Additives                                      4.2             5.3             7.6             9.5            13.1
    Distribution                                                3.2             3.3             4.6             6.5             6.7
    Resin & Intermediates                                       7.5             4.1             0.8            11.6            (4.5)
    Other                                                      (4.3)           (3.3)           (5.3)           (7.6)           (8.9)
                                                        ------------    ------------    ------------     -----------     -----------
                                                             $ 32.6          $ 28.9          $ 40.4          $ 61.5          $ 65.8
                                                        ============    ============    ============     ===========     ===========

Operating income (loss) before special items:
    Performance Plastics                                      $ 7.3           $ 4.8          $ 18.5          $ 12.1          $ 31.8
    Elastomers & Additives                                      1.2             2.2             4.4             3.4             6.7
    Distribution                                                2.8             2.9             4.1             5.7             5.7
    Resin & Intermediates                                       7.5             4.0             0.8            11.5            (4.5)
    Other                                                      (4.6)           (3.5)           (5.5)           (8.1)           (9.3)
                                                        ------------    ------------    ------------     -----------     -----------
                                                             $ 14.2          $ 10.4          $ 22.3          $ 24.6          $ 30.4
                                                        ============    ============    ============     ===========     ===========


Reconciliation:
     Operating income (loss)                                 $ 10.8         $ (16.2)         $ 21.6          $ (5.4)         $ 26.0
     Special items, expense                                     3.4            26.6             0.7            30.0             4.4
                                                        ------------    ------------    ------------     -----------     -----------
          Operating income before special items                14.2            10.4            22.3            24.6            30.4
     Depreciation and amortization                             18.4            18.5            18.6            36.9            36.4
     Accelerated depreciation in special items                    -               -            (0.5)              -            (1.0)
                                                        ------------    ------------    ------------     -----------     -----------
          EBITDA before special items                        $ 32.6          $ 28.9          $ 40.4          $ 61.5          $ 65.8
                                                        ============    ============    ============     ===========     ===========
     EBITDA                                                  $ 29.2          $  2.3          $ 40.2          $ 31.5          $ 62.4
     Impact of special items, expense                           3.4            26.6             0.2            30.0             3.4
                                                        ------------    ------------    ------------     -----------     -----------
          EBITDA before special items                        $ 32.6          $ 28.9          $ 40.4          $ 61.5          $ 65.8
                                                        ============    ============    ============     ===========     ===========

Note: The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventories and unallocated corporate costs.